Exhibit 99.1
The Home Depot Announces Interim Management Plans While CEO Takes Temporary Medical Leave
ATLANTA, Aug. 12, 2026 – The Home Depot®, the world's largest home improvement retailer, today announced that chair, president and CEO Ted Decker will take a temporary medical leave of absence. The company expects Decker to return within the next few months.
The board of directors, in alignment with Decker’s recommendation, has chosen two long-time Home Depot executives to oversee the operations of the office of the CEO during his absence. Ann-Marie Campbell, senior EVP, will provide oversight of Home Depot’s day-to-day operations, while Richard McPhail, EVP and CFO, will provide oversight of the company’s financial management and Pro subsidiaries. In his role as independent lead director, Greg Brenneman will chair the board during Decker’s leave.
“The Home Depot has the best management team in retail. Both Ann-Marie and Richard are strong, seasoned executives who have worked together for more than 20 years,” said Brenneman. “We are confident in Ann-Marie's and Richard’s ability to lead the company during this time, and we look forward to Ted’s return.”
About The Home Depot
At the end of the first quarter, the company operated a total of 2,361 retail stores and over 1,280 SRS locations across all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs over 470,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.
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Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this release constitute "forward-looking statements" as defined in the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and current assumptions, expectations and projections about future events. Forward-looking statements may relate to, among other things, the duration of Mr. Decker’s temporary medical leave and the anticipated timing of his return. Forward-looking statements are subject to substantial risks and uncertainties, including, but not limited to, our ability to successfully execute organizational changes, including management transitions within the Company’s senior leadership team, as described further in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them other than as required by law. You are advised, however, to review any further public disclosures that we make on related subjects, including our subsequent filings with the Securities and Exchange Commission.
For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com